UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2014

Car Charging Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-149784	03-0608147
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1691 Michigan Avenue, Suite 601
Miami Beach, Florida 33139
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (305) 521-0200

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule I4a-12 under the Exchange Act (17CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant

On June 13, 2014, EisnerAmper LLP (“EisnerAmper”) resigned as the registered independent public accountant of Car Charging Group, Inc. (the “Company”). EisnerAmper’s report on the financial statements for the year ended December 31, 2013 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to accept the resignation of EisnerAmper has been approved by our Board of Directors.  The Company notes that although the originally quoted fee for the Company’s 2013 year-end audit (exclusive of the acquisition of the Blink Network) was $64,000, EisnerAmper submitted a spreadsheet detailing charges to the Company for $528,985.  The Company was able to settle with EisnerAmper for $210,800.

During the year ended December 31, 2013 and the interim period through June 13, 2014, there have been no reportable events with us as set forth in Item 304(a)(1)(iv) of Regulation S-K, except for the material weaknesses in internal control over financial reporting as disclosed in the Company’s 2013 Form 10-K.

During the period from EisnerAmper’s engagement on July 17, 2013 through the fiscal year ended December 31, 2013 and the subsequent interim period through June 13, 2014, there were no disagreements with EisnerAmper on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EisnerAmper, would have caused them to make reference to the subject matter of the disagreement in connection with their report except as follows:

In connection with EisnerAmper’s audit of the Company’s financial statements for the year ended December 31, 2013, there was a disagreement regarding the valuation of assets acquired in a business combination which was resolved by the Company’s capitulation to EisnerAmper’s determination.

More specifically, the disagreement was with respect to assets that the Company acquired during 2013 and the valuation of the acquired business. In order to establish the fair value of the acquired assets, EisnerAmper acknowledged that it is common practice to engage a third-party valuation firm.  The Company elected to engage a firm that is widely acknowledged as an expert in the valuation of assets and liabilities of acquired businesses.

EisnerAmper acknowledged the reputation, credibility and capability of the company performing the valuation.  The firm performing the valuation indicated that there were different methods of evaluating the assets purchased.  The firm performing the valuation valued the assets at a significantly higher amount than the acquisition cost amount.  Upon receipt of the firm’s initial report, which was based on a single methodology, EisnerAmper advised the Company that several methodologies should be considered and a weighted average value generated.  After the Company incurred $50,000 in costs to obtain the valuations, EisnerAmper refused to accept any valuation methodology other than cost. The firm performing the evaluation has experience in similar types of distressed sale situations and provided data and support that other methods of acceptable evaluation could be deemed essential for an accurate determination of fair value under Financial Accounting Standards Board ASC820 – Fair Value Measurement.  This matter was finally resolved by the Board of Directors’ capitulation as noted above..

The expert referred to above has stated that the report was prepared in accordance with the valuation standards of the principles contained in Financial Accounting Standards Board AASC820 – Fair Value Measurement. A letter from the expert is attached hereto as Exhibit 99.1.

EisnerAmper reviewed the subject matter of the aforementioned disagreement with the Board of Directors, and the Company has authorized EisnerAmper to respond fully to the inquiries of the Company’s successor accountant, concerning this subject matter.

The Company provided a copy of the foregoing disclosures to EisnerAmper prior to the date of the filing of this Current  Report on Form 8-K (this “Report”) and requested that EisnerAmper furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements in this Report. A copy of such letter is filed as Exhibit 16.1 to this Report.

New Independent Registered Public Accounting Firm

On June 26, 2014, the Board of Directors of the Company engaged Marcum LLP (“Marcum”) as its new independent registered public accounting firm. During the two most recent fiscal years ended December 31, 2013 and 2012 and any subsequent interim periods through June 26, 2014, the date of engagement of Marcum, neither the Company, nor someone on its behalf, has consulted Marcum regarding: (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and either a written report was provided to the Company or oral advice was provided that the new independent registered public accounting firm concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement as defined in paragraph 304(a)(1)(iv) of Regulation S-K or a reportable event as described in paragraph 304(a)(1)(v) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Exhibit
16.1	Letter from EisnerAmper LLP, dated June 19, 2014, to the United States Securities and Exchange Commission.

99.1	Letter from Gelfond & Associates, P.C. dated June 24, 2014 regarding valuation of assets and liabilities acquired as a result of the Beam Acquisition.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated July 3, 2014

Car Charging Group, Inc.

By:	/s/ Michael D. Farkas
Michael D. Farkas
Chief Executive Officer

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